Exhibit 99.1

McGrath RentCorp Announces Results for Fourth Quarter 2007

EPS Increases 2% to $0.48 for the Quarter

Rental Revenues Increase 12%

Company Announces 11% Dividend Increase

LIVERMORE, Calif.--(BUSINESS WIRE)--McGrath RentCorp (NASDAQ:MGRC) today announced revenues for the quarter ended December 31, 2007, of $71.5 million, an increase of 1%, compared to $70.7 million in the fourth quarter 2006. The Company reported net income for the fourth quarter 2007 of $12.1 million, or $0.48 per diluted share, compared to net income of $11.9 million, or $0.47 per diluted share, in the fourth quarter 2006.

Total revenues for the year ended December 31, 2007, were $280.4 million, compared to $267.1 million in 2006. Rental revenues increased 10% to $185.3 million in 2007 compared to $168.9 million in 2006. Net income for the year ended December 31, 2007, increased 3% to $42.4 million, or $1.67 per diluted share, compared to net income of $41.1 million, or $1.63 per diluted share, in the prior year. 2006 EPS benefited from a 36.9% effective tax rate compared to 39.2% in 2007, primarily due to a franchise tax law change in Texas, increasing EPS by $0.05.

The Company also announced that the board of directors declared a quarterly cash dividend of $0.20 per share for the quarter ending March 31, 2008, an increase of 11% over last year’s same period. On an annualized basis, the 2008 dividend represents a 3.8% yield based on the February 20, 2008, closing stock price. The cash dividend will be payable on April 30, 2008, to all shareholders of record on April 16, 2008.

For the fourth quarter 2007, the Company’s Mobile Modular division posted a 7% increase in rental revenues to $26.0 million compared with $24.3 million in the fourth quarter 2006, with gross profit on rental revenues increasing 5% to $17.2 million from $16.4 million in the fourth quarter 2006. Gross profit on sales decreased $0.7 million to $1.8 million in the fourth quarter 2007 due to $3.9 million lower sales revenues of $5.8 million, partly offset by higher gross margins on sales of 30.7% compared to 25.3% in the fourth quarter 2006. Total gross profit was $21.5 million in the fourth quarter 2007 and 2006. Selling and administrative expenses increased $0.3 million to $6.7 million in the fourth quarter 2007. As a result, Mobile Modular’s pre-tax income decreased 1% from $13.2 million in the fourth quarter of 2006 to $13.0 million in the fourth quarter 2007.

For the fourth quarter 2007, the Company’s TRS-RenTelco division posted a 17% increase in rental revenues to $23.3 million from $19.9 million in the fourth quarter of 2006, with gross profit on rental revenues increasing 24% to $10.7 million from $8.7 million in the fourth quarter 2006. The higher gross profit on rental revenues was primarily due to 25% higher average rental equipment and 4% higher average equipment utilization in 2007, partly offset by 15% higher depreciation expense and 10% lower average rental rates. Sales revenues increased $0.4 million from $4.0 million to $4.4 million in the fourth quarter 2007, with gross profit on sales decreasing $0.1 million to $1.8 million from $1.9 million in the fourth quarter 2006. Selling and administrative expenses increased $0.2 million to $5.3 million in the fourth quarter 2007. As a result, TRS-RenTelco’s pre-tax income increased 27% from $5.3 million to $6.7 million in the fourth quarter 2007.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Our fourth quarter results reflect continuing solid growth of our modulars and electronics rental businesses. Our long-term success has been and will continue to be driven by rental revenue growth and higher levels of both gross profit and gross margin on rents. These metrics provide the best gauge of the health and sustainable earnings potential of both Mobile Modular and TRS-RenTelco.

“Our full year results in 2007 reflect the strength of our core rental operations, contributing to combined increases of 10% in rental revenues to $185.3 million and 9% in gross profit on rents to $98.3 million.

“Mobile Modular rental revenues increased 10% to $100.5 million and gross profit on rents 14% to $64.8 million in 2007. We benefited from favorable year over year growth in our California, Texas and Florida markets. We also benefited from lower inventory center expenses as a percentage of rents that were partly driven by productivity programs gaining greater traction in 2007.

“TRS-RenTelco rental revenues increased 9% to $84.8 million and gross profit on rents 6% to $35.5 million in 2007. We geared up early in 2007 with newer technology and increased equipment levels, and more staffing. The number of rental opportunities converted into orders was much stronger during the second half of the year with rental revenues and gross profit on rents increasing 13% and 23% respectively, as compared to the first six months of 2007. We experienced a favorable pipeline of opportunities across many different market segments throughout the year.

“For Mobile Modular in 2008, we expect continuing growth in each of our regional markets with strength in education rentals and a positive, but more challenging, commercial market. In California, we are anticipating a favorable level of new classroom rental opportunities stemming from bond monies available for school modernization. We also expect new classroom rental demand to continue to be favorable in our markets outside of California. Although we believe new residential construction market opportunities will be very weak throughout 2008, this market segment has historically only represented approximately 9% of modular rental revenues, or approximately 3% of total Company revenues. We also believe the non-residential construction market in 2008 will be impacted by a slower economy. We believe this will result in lower levels of general retail and office space projects. However, we also believe the markets for larger building rentals associated with engineering, industrial and governmental construction projects will continue to be favorable.

“In 2008, we expect to see continuing growth in our Florida commercial modular business levels and increasing traction in both the North Carolina and Georgia markets. Our teams are now in place to support these organic modular expansion investments and we are working hard to build share in these markets.

“For TRS-RenTelco, in 2008, based upon both our opportunity pipeline and business activity levels through mid-February, we are projecting favorable U.S. and Canadian rental markets. We believe broad based demand will be driven by emerging wireless communication technologies, semiconductor and consumer electronics product development and manufacturing, and the impact of increasing volumes of broadband, wireless and video traffic on communication networks.

“In January 2008, we launched online ordering for our test equipment business. We believe the quality of the process we’ve created and our online innovation capabilities will become an increasingly important competitive advantage. We are also staffing for online support, product application and order taking on a 24/5 time frame. This allows us to support inquiries and transactions from additional time zones.

“Investments in our new modular ERP and other IT upgrades will come online in 2008, as well as their related expenses. These investments are essential to scaling our modular business, creating a more seamless flow of customer data from initial inquiry to billing and collection, upgrading our Web farm and related hardware, and enhancing our communication systems infrastructure. Perhaps the best way to describe these investments is as a necessary step function in being able to grow from our current $280 million level in revenues to a larger business in the years ahead.

“With slower general economic growth expected in 2008, we believe that should a moderate or more significant recession occur, we’d make some short-term adjustments, but there would be no change in our long-term plans. With the countercyclical nature of many of our rental products, especially classroom rentals, we believe we are well positioned to weather such an event. Over the years, we’ve viewed recessions opportunistically in that there can be a broader selection of potential investments, at better values, to support our long-term earnings growth.

“Our corporate development team has been actively working a variety of potential new initiatives for modulars, electronics and other rental products to create a continuum of future earnings growth opportunities and we’ll have more to share by mid year. We are also in the process of expanding our credit lines to support growth. With the strength of our balance sheet and strong cash flow generating businesses, we’re well positioned to invest in our future.

“We’re optimistic about the Company’s future and we’ve repurchased over 1.3 million shares since our third quarter 2007 earnings call in November. As we move to expand our business in 2008, our earnings guidance reflects both increased SG&A expenses and rental equipment expenditures compared to 2007. The leadership team of McGrath RentCorp is very pleased with the health of our core businesses and excited about our new initiatives and their longer-term potential earnings contributions.”

FOURTH QUARTER 2007 HIGHLIGHTS (AS COMPARED TO FOURTH QUARTER 2006)

  Rental revenues increased 12% to $49.4 million. Within rental revenues, Mobile Modular increased 7% from $24.3 million to $26.0 million; TRS-RenTelco increased 17% from $19.9 million to $23.3 million.
  Sales revenues decreased 24% to $12.8 million, resulting from lower sales volume in Mobile Modular and Enviroplex partly offset by higher sales volume in TRS-RenTelco. The lower sales volume was partly offset by higher gross margin percentage of 34.5% in 2007 compared to 30.0% in 2006, resulting in a gross profit decrease of $0.6 million to $4.4 million. Sales revenues and related gross margins can fluctuate from quarter to quarter depending on customer requirements, equipment availability and funding.
  Average Rental Equipment increased 14% to $673.7 million. Within average rental equipment, Mobile Modular increased 10% from $406.9 million to $445.8 million; TRS-RenTelco increased 25% from $182.8 million to $227.9 million.
  Depreciation of rental equipment increased 14% to $13.5 million, with Mobile Modular increasing 11% to $3.2 million from $2.9 million in 2006, and TRS-RenTelco increasing 15% to $10.2 million from $8.9 million in 2006.
  Debt increased $13.2 million during the quarter to $197.7 million, with the Company’s funded debt (notes payable) to equity ratio increasing from 0.72 to 1 at September 30, 2007 to 0.81 to 1 as of December 31, 2007. As of December 31, 2007, the Company, under its lines of credit, had capacity to borrow an additional $45.3 million.
  Dividend rate increased 13% to $0.18 per share for the fourth quarter 2007, as compared to $0.16 per share for the fourth quarter 2006. On an annualized basis, this dividend represents a 3.4% yield on the February 20, 2008 close price of $21.01.
  Repurchases of Common Stock totaled 797,643 shares for the fourth quarter of 2007 for an aggregate repurchase price of $20.2 million or an average price of $25.31 per share. As of December 31, 2007, 1,179,624 shares remain authorized for repurchase.
  The remaining minority interest in Enviroplex, our classroom manufacturing business selling modular classrooms in California, was purchased by McGrath during the fourth quarter 2007. The stock purchase was for $3.8 million in cash and increased McGrath’s ownership of Enviroplex from 81.1% to 100%.
  Adjusted EBITDA increased 9% to $37.6 million for the fourth quarter 2007 compared to $34.6 million for the fourth quarter 2006. Adjusted EBITDA for the year ended December 31, 2007 increased 9% to $138.0 million compared to $126.9 million in 2006. At December 31, 2007, the company’s ratio of funded debt to Adjusted EBITDA was 1.43 compared to 1.30 at December 31, 2006. Adjusted EBITDA is defined as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization and non-cash stock-based compensation. A reconciliation of Adjusted EBITDA to net cash provided by operating activities and net income to Adjusted EBITDA can be found at the end of this release.

FINANCIAL GUIDANCE

The Company expects 2008 financial results to be driven by continued growth in its core rental operations, with increases in selling and administrative expenses to support growth initiatives and infrastructure upgrades, and full-year earnings per share to be in a range of $1.72 to $1.82 per diluted share.

In 2008, we expect approximately 10% growth in rental revenues compared to 2007. Selling and administrative costs are expected to increase by approximately 20% compared to 2007. A significant portion of the cost increase will result from growth initiatives related to our modular and electronics businesses, a new ERP application platform, and IT infrastructure upgrades. We expect an estimated effective tax rate of approximately 39.2%, consistent with fiscal 2007. These forward-looking statements reflect McGrath RentCorp’s expectations as of February 21, 2008. Actual 2008 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the “forward-looking statements” paragraph at the end of this press release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Form 10-K and Forms 10-Q. You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest filings on Form 10-K and Form 10-Q.

About McGrath RentCorp

Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers’ temporary and permanent space needs in California, Texas, Florida, North Carolina and Georgia. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K – 12 in California. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.

CONFERENCE CALL NOTE: As previously announced in its press release of January 23, 2008, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on February 21, 2008 to discuss the fourth quarter 2007 results. To participate in the teleconference, dial 1-800-240-2134 (in the U.S.), or 1-303-262-2130 (outside the US), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-405-2236 (in the U.S.), or 1-303-590-3000 (outside the U.S.). The pass code for the call replay is 11106368.

This press release contains statements, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “estimates”, “will”, “should”, “appears”, “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in the Company's 10-K, 10-Q and other SEC filings, including, the effectiveness of management’s strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture our products in a timely manner and to our specifications; our dependence on our information technology systems and our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions; fluctuations in interest rates and the Company’s ability to manage credit risk; the effect of our debt covenants on our flexibility to operate the business; our ability to effectively manage our rental assets; the risk that we may be subject to litigation and claims from employees, vendors, customers and other third parties; fluctuations in the Company’s effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; state funding for education; our failure, or the failure of our products, to comply with current, new or modified statutory or regulatory requirements; success of the Company’s strategic growth initiatives; risks associated with doing business with government entities; seasonality of our educational and electronics business; intense industry competition; our ability to timely deliver, install and redeploy our modular products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally. There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release. The Company assumes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or developments.

MCGRATH RENTCORP CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2007	2006	2007	2006

REVENUES
Rental	$49,355	$44,205	$185,317	$168,940
Rental Related Services	8,725	9,155	34,713	31,599
Rental Operations	58,080	53,360	220,030	200,539
Sales	12,759	16,708	57,829	64,085
Other	619	594	2,550	2,442
Total Revenues	71,458	70,662	280,409	267,066

COSTS AND EXPENSES
Direct Costs of Rental Operations
Depreciation of Rental Equipment	13,466	11,782	51,642	45,353
Rental Related Services	6,338	6,535	24,257	21,830
Other	7,997	7,318	33,363	33,576
Total Direct Costs of Rental Operations	27,801	25,635	109,262	100,759
Costs of Sales	8,361	11,703	40,591	44,481
Total Costs	36,162	37,338	149,853	145,240
Gross Profit	35,296	33,324	130,556	121,826
Selling and Administrative	12,663	11,865	50,026	45,499
Income from Operations	22,633	21,459	80,530	76,327
Interest Expense	2,604	2,675	10,719	10,760
Income Before Provision for Income Taxes	20,029	18,784	69,811	65,567
Provision for Income Taxes	7,922	6,844	27,337	24,209
Income Before Minority Interest	12,107	11,940	42,474	41,358
Minority Interest in Income (Loss) of Subsidiary	(13)	43	64	280
Net Income	$12,120	$11,897	$42,410	$41,078

Earnings Per Share:
Basic	$0.48	$0.48	$1.68	$1.65
Diluted	$0.48	$0.47	$1.67	$1.63
Shares Used in Per Share Calculation:
Basic	25,235	25,008	25,231	24,948
Diluted	25,373	25,313	25,443	25,231

Cash Dividends Declared Per Share	$0.18	$0.16	$0.72	$0.64

MCGRATH RENTCORP CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	December 31,
(in thousands)	2007	2006

ASSETS
Cash	$5,090	$349
Accounts Receivable, net of allowance for doubtful accounts of $1,400 in 2007 and $1,000 in 2006	67,061	59,834

Rental Equipment, at cost:
Relocatable Modular Buildings	475,077	451,828
Electronic Test Instruments	232,349	186,673
	707,426	638,501
Less Accumulated Depreciation	(221,412)	(187,159)
Rental Equipment, net	486,014	451,342

Property, Plant and Equipment, net	66,480	58,146
Prepaid Expenses and Other Assets	17,591	15,871
Total Assets	$642,236	$585,542

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes Payable	$197,729	$165,557
Accounts Payable and Accrued Liabilities	55,642	55,509
Deferred Income	28,948	25,852
Minority Interest in Subsidiary	-	3,479
Deferred Income Taxes, net	115,886	104,353
Total Liabilities	398,205	354,750

Shareholders' Equity:
Common Stock, no par value —
Authorized — 40,000 shares Issued and Outstanding — 24,578 shares in 2007 and 25,090 shares in 2006	41,917	33,963
Retained Earnings	202,114	196,829
Total Shareholders' Equity	244,031	230,792
Total Liabilities and Shareholders' Equity	$642,236	$585,542

MCGRATH RENTCORP CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Year Ended December 31,
(in thousands)	2007	2006

CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	$42,410	$41,078
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation	54,002	47,461
Provision for Doubtful Accounts	1,195	863
Non-Cash Stock Compensation	3,457	3,125
Gain on Sale of Rental Equipment	(10,027)	(9,747)
Change In:
Accounts Receivable	(8,422)	3,727
Prepaid Expenses and Other Assets	(1,721)	148
Accounts Payable and Accrued Liabilities	(631)	8,829
Deferred Income	3,096	(2,280)
Deferred Income Taxes	11,533	5,915
Net Cash Provided by Operating Activities	94,892	99,119

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of Rental Equipment	(104,010)	(109,920)
Purchase of Property, Plant and Equipment	(10,482)	(4,247)
Purchase of Minority Interest in Subsidiary	(3,756)	-
Proceeds from Sale of Rental Equipment	25,694	24,144
Net Cash Used in Investing Activities	(92,554)	(90,023)

CASH FLOW FROM FINANCING ACTIVITIES:
Net Borrowings Under Bank Lines of Credit	32,172	2,325
Proceeds from the Exercise of Stock Options	4,194	3,591
Excess Tax Benefit from Exercise of Disqualifying Disposition of Stock Options	1,381	1,047
Repurchase of Common Stock	(17,671)	(526)
Payment of Dividends	(17,673)	(15,460)
Net Cash Provided by (Used in) Financing Activities	2,403	(9,023)

Net Increase in Cash	4,741	73
Cash Balance, beginning of period	349	276
Cash Balance, end of period	$5,090	$349

Interest Paid, during the period	$10,718	$10,511
Income Taxes Paid, during the period	$14,424	$17,248
Dividends Declared, not yet paid	$4,356	$4,016
Rental Equipment Acquisitions, not yet paid	$7,403	$9,432

Mobile Modular – Q4 2007 compared to Q4 2006 (Unaudited)
(dollar amounts in thousands)	Three Months Ended December 31,		Increase (Decrease)
	2007	2006	$	%
Revenues
Rental	$26,040	$24,257	$1,783	7%
Rental Related Services	8,312	8,466	(154)	-2%
Rental Operations	34,352	32,723	1,629	5%
Sales	5,794	9,742	(3,948)	-41%
Other	173	184	(11)	-6%
Total Revenues	$40,319	$42,649	$(2,330)	-5%

Gross Profit
Rental	$17,181	$16,434	$747	5%
Rental Related Services	2,413	2,420	(7)	0%
Rental Operations	19,594	18,854	740	4%
Sales	1,780	2,461	(681)	-28%
Other	173	184	(11)	-6%
Total Gross Profit	$21,547	$21,499	$48	0%

Pre-tax Income	$13,039	$13,155	$(116)	-1%

Other Information
Depreciation of Rental Equipment	$3,247	$2,925	$322	11%
Interest Expense Allocation	$1,808	$1,958	$(150)	-8%

Average Rental Equipment [1]	$445,756	$406,913	$38,843	10%
Average Rental Equipment on Rent [1]	$369,003	$335,204	$33,799	10%
Average Monthly Total Yield [2]	1.95%	1.99%		-2%
Average Utilization [3]	82.8%	82.4%		1%
Average Monthly Rental Rate [4]	2.35%	2.41%		-2%

Period End Rental Equipment [1]	$448,771	$410,205	$38,566	9%
Period End Utilization [3]	82.8%	81.4%		2%
Period End Floors [1]	26,315	24,854	1,461	6%

1 Average and Period End Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment. Period End Floors excludes new equipment inventory.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

TRS-RenTelco – Q4 2007 compared to Q4 2006 (Unaudited)
(dollar amounts in thousands)	Three Months Ended December 31,		Increase (Decrease)
	2007	2006	$	%
Revenues
Rental	$23,315	$19,948	$3,367	17%
Rental Related Services	413	689	(276)	-40%
Rental Operations	23,728	20,637	3,091	15%
Sales	4,394	4,047	347	9%
Other	446	410	36	9%
Total Revenues	$28,568	$25,094	$3,474	14%

Gross Profit
Rental	10,711	8,671	2,040	24%
Rental Related Services	(26)	200	(226)	-113%
Rental Operations	10,685	8,871	1,814	20%
Sales	1,772	1,931	(159)	-8%
Other	446	410	36	9%
Total Gross Profit	$12,903	$11,212	$1,691	15%

Pre-tax Income	$6,709	$5,270	$1,439	27%

Other Information
Depreciation of Rental Equipment	$10,219	$8,857	$1,362	15%
Interest Expense Allocation	$953	$878	$75	9%

Average Rental Equipment [1]	$227,945	$182,783	$45,162	25%
Average Rental Equipment on Rent [1]	$161,854	$125,029	$36,825	29%
Average Monthly Total Yield [2]	3.41%	3.64%		-6%
Average Utilization [3]	71.0%	68.4%		4%
Average Monthly Rental Rate [4]	4.80%	5.32%		-10%

Period End Rental Equipment [1]	$230,851	$186,085	$44,766	24%
Period End Utilization [3]	69.3%	66.3%		5%

1 Average and Period End Rental Equipment represents the cost of rental equipment excluding accessory equipment.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

Mobile Modular – Twelve Months 2007 compared to Twelve Months 2006 (Unaudited)
(dollar amounts in thousands)	Twelve Months Ended December 31,		Increase (Decrease)
	2007	2006	$	%
Revenues
Rental	$100,541	$91,124	$9,417	10%
Rental Related Services	32,982	29,913	3,069	10%
Rental Operations	133,523	121,037	12,486	10%
Sales	29,349	34,209	(4,860)	-14%
Other	654	729	(75)	-10%
Total Revenues	$163,526	$155,975	$7,551	5%

Gross Profit
Rental	$64,847	$56,672	$8,175	14%
Rental Related Services	10,422	9,782	640	7%
Rental Operations	75,269	66,454	8,815	13%
Sales	7,855	9,069	(1,214)	-13%
Other	654	729	(75)	-10%
Total Gross Profit	$83,778	$76,252	$7,526	10%

Pre-tax Income	$49,164	$43,439	$5,725	13%

Other Information
Depreciation of Rental Equipment	$12,383	$10,898	$1,485	14%
Interest Expense Allocation	$7,575	$7,907	$(332)	-4%

Average Rental Equipment [1]	$427,859	$385,630	$42,229	11%
Average Rental Equipment on Rent [1]	$352,230	$319,716	$32,514	10%
Average Monthly Total Yield [2]	1.96%	1.97%		-1%
Average Utilization [3]	82.3%	82.9%		-1%
Average Monthly Rental Rate [4]	2.38%	2.38%		0%

Period End Rental Equipment [1]	$448,771	$410,205	$38,566	9%
Period End Utilization [3]	82.8%	81.4%		2%
Period End Floors [1]	26,315	24,854	1,461	6%

1 Average and Period End Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment. Period End Floors excludes new equipment inventory.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

TRS-RenTelco – Twelve Months 2007 compared to Twelve Months 2006 (Unaudited)
(dollar amounts in thousands)	Twelve Months Ended December 31,		Increase (Decrease)
	2007	2006	$	%
Revenues
Rental	$84,776	$77,816	$6,960	9%
Rental Related Services	1,731	1,686	45	3%
Rental Operations	86,507	79,502	7,005	9%
Sales	17,831	17,483	348	2%
Other	1,896	1,713	183	11%
Total Revenues	$106,234	$98,698	$7,536	8%

Gross Profit
Rental	$35,465	$33,339	$2,126	6%
Rental Related Services	34	(13)	47	362%
Rental Operations	35,499	33,326	2,173	7%
Sales	6,247	6,603	(356)	-5%
Other	1,896	1,713	183	11%
Total Gross Profit	$43,642	$41,642	$2,000	5%

Pre-tax Income	$19,730	$19,827	$(97)	0%

Other Information
Depreciation of Rental Equipment	$39,259	$34,455	$4,804	14%
Interest Expense Allocation	$3,705	$3,385	$320	9%

Average Rental Equipment [1]	$209,546	$170,705	$38,841	23%
Average Rental Equipment on Rent [1]	$143,032	$118,798	$24,234	20%
Average Monthly Total Yield [2]	3.37%	3.80%		-11%
Average Utilization [3]	68.3%	69.6%		-2%
Average Monthly Rental Rate [4]	4.94%	5.46%		-10%

Period End Rental Equipment [1]	$230,851	$186,085	$44,766	24%
Period End Utilization [3]	69.3%	66.3%		5%

1 Average and Period End Rental Equipment represents the cost of rental equipment excluding accessory equipment.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company presents Adjusted EBITDA which is defined by the Company as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.

The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance and evaluate the Company’s ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including stock based compensation, is useful in measuring the Company’s cash available to operations and the performance of the Company. Because we find Adjusted EBITDA useful the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies. Unlike EBITDA which may be used by other companies or investors, Adjusted EBITDA does not include stock-based compensation charges and income from the minority interest in the Company’s Enviroplex subsidiary. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The presentation of Adjusted EBITDA is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance. Since Adjusted EBITDA is a non-GAAP financial measure as defined by the Securities and Exchange Commission, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net Income	$12,120	$11,897	$42,410	$41,078
Minority Interest in Income (Loss) of Subsidiary	(13)	43	64	280
Provision for Income Taxes	7,922	6,844	27,337	24,209
Interest	2,604	2,675	10,719	10,760
Income from Operations	22,633	21,459	80,530	76,327
Depreciation and Amortization	14,069	12,321	54,002	47,461
Non-Cash Stock-Based Compensation	879	791	3,457	3,125
Adjusted EBITDA [1]	$37,581	$34,571	$137,989	$126,913

Adjusted EBITDA Margin [2]	53%	49%	49%	48%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Adjusted EBITDA [1]	$37,581	$34,571	$137,989	$126,913
Interest Paid	(3,346)	(3,149)	(10,718)	(10,511)
Income Taxes Paid	(5,011)	(6,755)	(14,424)	(17,248)
Gain on Sale of Rental Equipment	(2,784)	(2,662)	(10,027)	(9,747)
Change in certain assets and liabilities:
Accounts Receivable, net	11,970	3,773	(7,227)	4,590
Prepaid Expenses and Other Assets	1,277	1,940	(1,721)	148
Accounts Payable and Other Liabilities	3,380	3,846	(2,076)	7,254
Deferred Income	(2,366)	(4,779)	3,096	(2,280)
Net Cash Provided by Operating Activities	$40,701	$26,785	$94,892	$99,119

1 Adjusted EBITDA is defined as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization, and other non-cash stock-based compensation.

2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

CONTACT:
McGrath RentCorp
Keith E. Pratt, 925-606-9200
Chief Financial Officer